EXHIBIT 15.1
September 8, 2017
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:
We are aware that our report dated May 5, 2017, except for the effects of the revision discussed in Note 14 to the condensed consolidated financial statements, as to which the date is September 8, 2017, on our review of interim financial information of Tenneco, Inc. for the three month period ended March 31, 2017 and 2016 and included in the Company's quarterly report on Form 10-Q/A for the quarter ended March 31, 2017 is incorporated by reference in its Registration Statements on Form S-8 (Nos. 333-17485, 333-41535, 333-33934, 333-101973, 333-113705, 333-142475, 333-159358 and 333-192928) and on Form S-3 (No. 333-200663) dated May 5, 2017.

Very truly yours,
/s/PricewaterhouseCoopers LLP
Milwaukee, Wisconsin